Exhibit 5.3

Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY goodwinlaw.com +44 (0) 20 7447 4200

27 February 2020

Orchard Therapeutics plc

108 Cannon Street

London, EC4N 6EU

Ladies and Gentlemen:

We have acted as English legal advisers to Orchard Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”) in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a prospectus supplement (the “Prospectus Supplement”) to the Company’s prospectus dated November 1, 2019 (the “Prospectus”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”).

The Prospectus Supplement relates to the registration for the issue and sale by the Company of American depositary shares (“ADSs”), each ADS representing one ordinary share at a nominal value of £0.10 per share (the “Ordinary Shares” and together with the ADSs, the “Shares”). The Company has entered into a sales agreement with Cowen and Company LLC (“Cowen”) dated 27 February 2020 (the “Sales Agreement”), pursuant to which the Company may offer and sell its ADSs having an aggregate offering price of up to $100,000,000 from time to time through Cowen acting as its sales agent.

The sale of any ADSs by the Company pursuant to the Prospectus Supplement will constitute an “at the market offering” as defined in Rule 415(a)4 promulgated under the Securities Act. The Company’s ADSs are listed on The Nasdaq Global Select Market under the symbol “ORTX”.

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of the Prospectus Supplement, to which this letter is attached as an exhibit, with the SEC pursuant to the Securities Act we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Prospectus Supplement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

Goodwin Procter (UK) LLP is a limited liability partnership registered in England and Wales with registered number OC362294. Its registered office is at 100 Cheapside, London, EC2V 6DY. A list of the names of the members of Goodwin Procter (UK) LLP is available for inspection at the registered office. Goodwin Procter (UK) LLP is authorised and regulated by the Solicitors Regulation Authority. Goodwin Procter (UK) LLP is affiliated with Goodwin Procter LLP, which operates in the United States of America.

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1.3	Legal review

For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate. We have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection on the Company’s file conducted on 27 February 2020 at 10:41 am (London time);

(b)	an enquiry of the Central Index of Winding Up Petitions, London on 27 February 2020 at 10:41 am (London time) ((a) and (b) together, the “Searches”);

(c)	a PDF copy of the resolutions passed by the shareholders of the Company at the Company’s annual general meeting on 26 June 2019;

(d)

minutes of a meeting of the board of directors of the Company (the “Board”) held on 30 January 2020 (the “Board Meeting”) at which it was resolved, inter alia, that the Company be authorised to issue for sale the ADSs in accordance with the offer terms set out in the Prospectus Supplement.

(e)

a PDF copy of the current articles of association of the Company filed at the Companies House on 18 December 2018 (the “Articles”) and certificate of incorporation of the Company dated 1 August 2018; and

(f)	a copy of the Prospectus Supplement filed with the SEC on 27 February 2020.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts, including the laws of the European Union to the extent having the force of law in England, as at today’s date. In particular:

(a)

we have not investigated the laws of any country other than England and we express no opinion in this letter on the laws of any jurisdiction other than England and we assume that no foreign law affects any of the opinions given below. It is assumed that no foreign law which may apply to the matters contemplated by the Prospectus Supplement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it; and

(b)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters.

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1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in paragraph 1.4, schedule 1 (Assumptions) and are subject to each of the reservations set out in schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, we are of the opinion that as at today’s date:

(a)

the Company is a public limited company duly incorporated under English law, noting the Searches revealed no order or resolution for the winding-up of the Company and no notice of the appointment of a receiver or administrator in respect of it or any of its assets; and

(b)

the Shares, when issued and sold as contemplated in the Prospectus Supplement, the Prospectus and any related Prospectus supplement(s), will be duly and validly authorised and issued, fully paid or credited as fully paid and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you in connection with the Prospectus Supplement. We consent to the filing of this letter as an exhibit to the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

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Yours faithfully

/s/ Goodwin Procter (UK) LLP

Goodwin Procter (UK) LLP

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SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)

the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office they claim to hold;

(c)	the accuracy as to factual matters of each document we have reviewed;

(d)

that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(e)	that the Articles remain in full force and effect and no alteration has been made or will be made to such articles of association;

(f)

that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the date of the Prospectus Supplement;

(g)	that the Prospectus Supplement, as finally amended, has become effective under the Securities Act;

(h)

that the Board Meeting was duly constituted and convened and all constitutional, statutory and other formalities were duly observed, the requisite majority of directors voted in favour of approving the resolutions and the resolutions passed thereby were duly adopted, have not been revoked or varied and remain in full force and effect;

(i)	an appropriate prospectus supplement with respect to the Shares has been prepared, delivered and filed in compliance with the Securities Act and the rules and regulations thereunder;

(j)

the Shares will be sold or issued in accordance with a duly authorised, executed and delivered purchase, underwriting or similar agreement as may be required from time to time by Cowen acting as the Company’s sales agent;

(k)

that the Shares when issued will be accurately and properly completed, duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and registered in the register of holders of Shares maintained for this purpose, in accordance with the then operative Articles and all applicable laws (for the avoidance of doubt, as in force at all relevant times);

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(l)

the directors of the Company, including any pricing committee or other appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the allotment and issue of the Shares and related matters;

(m)

that the directors of the Company acted or will act in accordance with sections 171 to 174 of the UK Companies Act 2006 in approving the resolutions recorded in the Board Minutes and that all actions to be carried out by the Company are or will be in its commercial interests;

(n)

that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 1.3 or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 1.3 or any obligation therein or otherwise affect the opinions expressed in this letter;

(o)

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended, and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company);

(p)

that the resolutions set out in the Board Minutes were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the date of this letter;

(q)	following the date of this letter and prior to the issue of the Shares, the Company will validly enter into the Sales Agreement (as defined above);

(r)

that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities; and

(s)

the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under any corporate approvals or any associated activity illegal, void or voidable.

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SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)

the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions in England may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding Up Petitions in England are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;

(b)

the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)	we have made no enquiries of any individual connected with the Company;

(e)

a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error; and

(f)

it should be understood that we have not been responsible for investigating or verifying (i) the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Prospectus Supplement; or (ii) that no material facts have been omitted from it.